EXHIBIT 2.1

Project Juno
Business Combination Agreement
Execution Version
03 July 2008

Business Combination Agreement

between

Jerini AG
Invalidenstrasse 130, 10115 Berlin, Germany

("Company")

and

Maia Elfte Vermögensverwaltungs-GmbH
(zukünftig: Shire Deutschland Investments GmbH)
Mainzer Landstr. 46, 60325 Frankfurt am Main
Germany

("Bidder")

(Bidder and Company each also a "Party", collectively the "Parties")

Execution Version
03 July 2008

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Business Combination Agreement
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Table of Contents

Recitals		5

1	Decision to launch the Offer	8

2	The Offer	9

3	Recommendation of the Offer by the Company	11

4	Stock Options	14

5	Financing of the Offer	15

6	Merger Control Proceedings and Regulatory Requirements	15

7	Business Strategy and Corporate Governance Structure of Combined Group	16

8	Intentions of the Bidder regarding possible Structural Measures	18

9	Pipe Investment	18

10	Term, Termination	19

11	Miscellaneous	20

12	Guarantor

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Defined Terms

Acceptance Period	9	Issue Price	17

Affiliates	22	Jerini	6

Announcement	8	JPT	12

Antitrust Clearance	10	Major Shareholders	6

BaFin	9	Major Shareholders Irrevocable	7

Better Offer	13	Management Board	5

Bidder	1	Management Irrevocables	7

Business Combination	7	NDA	7

Business Combination Agreement	5	New Company Share	5

Business Days	23	New Company Shares	5

Company	1	Non-Icatibant Assets	16

Company Share	5	Offer	7

Company Shares	5	Offer Consideration	9

Competing Offer	13	Offer Document	9

Completion of the Offer	9	Parties	1

Condition Precedent	11	Party	1

Conditions Precedent	11	Pipe Capital Increase	17

CSA	8	Pipe New Company Shares	17

Guarantor	1	Selected Bidders	7

HAE	6	Share Capital	5

HealthCap	6	Stock Corporation Act	13

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Stock Option Consideration	14	Takeover Act	8

Stock Option Plans	6	Total Offer Consideration	9

Stock Options	6	TVM	6

Supervisory Board	5	WpHG	8

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Business Combination Agreement
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Recitals

A.
The Company is a German stock corporation (Aktiengesellschaft) with its registered office in Berlin, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Charlottenburg, Berlin, Germany under registration number HRB 79648. As of the date hereof, the registered share capital (Grundkapital) of the Company amounts to EUR 52,534,705.00 ("Share Capital") and is divided into 52,534,705 no par value ordinary bearer shares (Stückaktien), each representing EUR 1.00 of the Share Capital (a notional value of EUR 1.00) (each a "Company Share", collectively the "Company Shares"). The Company Shares are admitted to trading on the Regulated Market Segment (Regulierter Markt) of the Frankfurt Stock Exchange and the Prime Standard, a sub-segment of the Regulated Market Segment with additional post-admission obligations, under ISIN DE0006787476 (WKN 678747). The total amount of the Share Capital and the total number of Company Shares may change after the date hereof due to exercises of stock options, in which case the adjusted amount of the Share Capital and the adjusted number of the Company Shares shall be the Share Capital and the Company Shares, respectively, for purposes of this business combination agreement ("Business Combination Agreement"). Under the Company's Authorized Capital 2005/II, the Company's management board (Vorstand) ("Management Board") is authorized, subject to the Company's supervisory board's (Aufsichtsrat) ("Supervisory Board") consent, to increase the Share Capital one or more times on or before 13 June 2012 by a nominal amount not exceeding EUR 26,213,135 by issuing up to 26,213,135 new no par value ordinary bearer shares (Stückaktien) in exchange for cash or non-cash contributions (each a "New Company Share", collectively the "New Company Shares"). On 26 June 2008, the annual general meeting of the Company has resolved on the alteration of the Authorized Capital 2005/II and authorizing the Management Board, subject to the Supervisory Boards consent, to increase the Share Capital one or more times on or before 26 June 2013 by a nominal amount not exceeding EUR 26,267,352 by issuing up to 26,267,352 new no par value ordinary bearer shares (Stückaktien) in exchange for cash or non-cash contributions. Such resolution has not yet been entered into the commercial register. In case of such alteration of the Authorized Capital 2005/II becoming effective, the adjusted amount of the New Company Shares shall be the New Company Shares, respectively, for purposes of this Business Combination Agreement.

B.
The Company is the holding company of the Jerini group of companies, which comprises Jerini US, Inc, JPT Peptide Technologies GmbH, JPT Peptide Technologies Inc., Jerini Ophthalmic Holding GmbH, Jerini Ophthalmic Inc.; Jerini Beteiligungen GmbH, Jerini

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Holding Ltd. and Jerini Trading Ltd. ("Jerini"). Jerini is engaged in drug discovery and development and currently focuses on the marketing of its main drug icatibant, a drug for treatment of hereditary angioedema ("HAE"). icatibant is in the process of receiving European marketing approval.

C.
The Company has four stock option plans in place (stock option plans 2002/2003, 2005-I, 2005-II and 2006-I, collectively the "Stock Option Plans"), and has issued certain stock options under the Stock Option Plans ("Stock Options").

D.
According to notifications and voluntary information submitted to the Company, TVM V Life Science Ventures GmbH & Co. KG, Munich, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under registration number HRA 78109, ("TVM") is holding 7,777,210 Company Shares, corresponding presently to approximately 14.80 % of the Share Capital and of the voting rights.

E.
According to notifications and voluntary information submitted to the Company, various HealthCap Companies (Company Shares held, controlled and/or managed by HealthCap IV GP AB, HealthCap IV KB, HealthCap IV LP, HealthCap IV Bis LP, HealthCap IV GP SA, OFCO Club IV, Odlander Fredrikson & Co. AB) ("HealthCap" and together with TVM the "Major Shareholders") are holding a total of 8,586,872 Company Shares, corresponding presently to approximately 16.35 % of the Share Capital and of the voting rights.

F.
The Bidder is a limited liability company (Gesellschaft mit beschränkter Haftung) with its registered office at Mainzer Landstrasse 46, 60325 Frankfurt am Main, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) in Frankfurt am Main, under registration number HRB 83326. The Bidder was set up as acquisition vehicle for the purposes of the Offer. It does not have any business activities prior to the siging of this Business Combination Agreement. The Bidder is an indirect subsidiary of and the Bidder's shares are ultimately held by Shire Limited, registered in Jersey, no. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX with its corporate office in Basingstoke, Hampshire RG24 8EP, United Kingdom ("Shire Limited"). The Bidder's share capital amounts to Euro 25,000. Its parent companies have taken all necessary actions and Shire Limited confirms that Bidder will have sufficient funds and other resources to perform its obligations under this Business Combination Agreement, in particular to subscribe the Pipe New Company Shares. References in this document to the Bidder shall be deemed to include any wholly owned subsidiary of the Bidder which the Bidder may request to perform its obligations under this Business Combination Agreement.

G.	The Company has set up a process allowing selected potential bidders to conduct a due diligence with respect to the Company and to submit their indications of interest with

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regard to a possible acquisition of the Company by way of a tender offer (such selected bidders together the "Selected Bidders"). The Bidder is one of the Selected Bidders and signed a confidentiality agreement including a standstill undertaking on 27 May 2008 ("NDA") and was granted access to the electronic data room of the Company in the period from 29 May 2008 to 03 July 2008.

H.
The Parties intend to combine their business operations by way of a strategic business combination ("Business Combination"). The Parties have jointly considered various approaches and transaction structures to effect the Business Combination and have mutually agreed that the most desirable transaction structure having regard to the interests of both the Company and the Bidder and their respective shareholders is an acquisition of the Company by the Bidder through an offer by Bidder to the shareholders of the Company to purchase all outstanding Company Shares against payment of a cash consideration in Euro ("Offer"). This Business Combination Agreement sets forth the principal terms and the mutual understanding of the Parties with respect to the Business Combination, the transaction structure and the future organisational structure of the combined group.

I.
Prior to this Business Combination Agreement, the Major Shareholders executed conditional sale and purchase agreements in respect of all Company Shares held by them ("Major Shareholders SPAs"). Prior to this Business Combination Agreement, at least three of the other shareholders executed conditional sale and purchase agreements in respect of all Company Shares held by them. It is acknowledged that upon completion of the Major Shareholders SPAs, the Bidder will acquire control of the Company within the meaning of Section 35 Takeover Act.

J.
Prior to this Business Combination Agreement, certain members of (i) the Management Board and (ii) the Supervisory Board have entered into a conditional sale and purchase agreement with respect to Company Shares held by the members of the Management Board or the Supervisory Board, respectively ("Management SpAs"). The Offer Document may provide that members of the Management Board or Supervisory Board will be deemed to be a person acting jointly with the Bidder pursuant to Section 2 para. 5 Takeover Act (as defined below) and, therefore, such Management Board or Supervisory Board Members from the date of this Business Combination Agreement, and until the lapse of one (1) year after the publication pursuant to Section 23 para. 2 sentence 1, 2 Takeover Act, unless otherwise agreed between the Parties in writing, shall not acquire or agree to acquire, directly or indirectly, any Company Shares or any rights, including voting rights, under any Company Shares for a consideration exceeding the Offer Consideration.

K.	The Bidder is willing to fund the operations of the Company as set out in Section 9 by subscribing New Company Shares issued to Bidder out of existing authorized capital by

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excluding the subscription rights (Bezugsrechtsausschluss) of the outstanding shareholders.

L.
Affiliates of the Bidder are willing to assist the Company in the commercialization of its product icatibant via a commercialization services agreement substantially in the form set out at Exhibit L ("CSA"). The purpose of the CSA is to provide the Company with an extra resource in its commercialization efforts and ensure that to the extent legally permitted decisions made relating to such commercialization are agreed between the Company and the Bidder.

M.
Prior to the signing of this Business Combination Agreement and after due consideration, the Management Board and the Supervisory Board have determined that the proposed Business Combination and the post-transaction strategy to be implemented on the terms set out in this Business Combination Agreement and the CSA are likely to benefit the Company and are therefore in the best interests of the Company's shareholders, employees and customers.

N.	Each of the Bidder and the Company has received all necessary internal consents and approvals to execute this Business Combination Agreement.

Therefore, the Parties hereby agree as follows:

1	Decision to launch the Offer

1.1
Immediately following the signing of this Business Combination Agreement by both Parties, the Bidder will publish its decision to launch the Offer ("Announcement") in accordance with Section 10 para. 1 sentence 1, para. 3 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WPÜG ("Takeover Act")), including, for the avoidance of doubt, an announcement of the Offer Consideration (as defined below).

1.2
Immediately following the signing of this Business Combination Agreement and the publication of the Announcement as set out in Section 1.1 above, the Company and the Bidder or any of the Bidder's Affiliates shall issue press releases as set forth in Exhibit 1.2 and the Company shall issue an ad-hoc release in accordance with Section 15 of the Securities Dealing Act (Wertpapierhandelsgesetz – WpHG ("WpHG")) to the effect that in the opinion of the Management Board a strategic business combination between the Company and the Bidder is in the best interest of the Company, and that therefore the

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Management Board welcomes the Offer and intends to recommend the acceptance of the Offer by the shareholders within its opinion pursuant to Section 27 Takeover Act.

1.3
The wording of publications or announcements, including any publication or announcement pursuant to Section 1.1 through 1.2 above, and any other press releases in connection with this Business Combination Agreement or the Offer shall be, to the extent reasonably practicable, agreed between the Parties in advance. For the avoidance of doubt, this shall not apply to notifications or other publications to be made by the Bidder in accordance with applicable law or regulations.

2	The Offer

2.1
Within the statutory time period of Section 14 para. 1 Takeover Act, the Bidder shall (i) prepare an offer document in accordance with the Takeover Act ("Offer Document"), and (ii) submit the Offer Document to the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, "BaFin").

2.2
The Bidder shall offer the shareholders of the Company a consideration (Gegenleistung) in the amount of Euro 6.25 (in words: six Euro and twenty-five cents) per Company Share (subject to increases of such consideration until the Offer will be completed ("Completion of the Offer") either on a voluntary basis or pursuant to provisions of the Takeover Act) ("Offer Consideration"). "Total Offer Consideration" shall be the Offer Consideration including (i) any voluntary or mandatory increases by the Bidder, if any, and (ii) claims pursuant to the Takeover Act, in particular pursuant to Section 31 para. 5 Takeover Act, if any.

2.3
The Bidder shall prepare and publish the Offer Document in accordance with the terms of this Business Combination Agreement and the Takeover Act in close cooperation and consultation with the Company and its advisors. To the extent reasonably practicable the Bidder and the Company agree to consult with each other in advance of any meeting with, or making of any filing to BaFin, and to give the respective other Party the opportunity to attend those meetings, and to review and comment upon any such filing. In particular, the Bidder will give the Company and its advisors the opportunity to review and comment upon the Offer Document (including any drafts of the Offer Document) prior to submitting the Offer Document (or its drafts, respectively) to BaFin.

2.4	The Bidder will publish the Offer Document without undue delay (ohne schuldhaftes Zögern) in accordance with Section 14 para. 2 Takeover Act after approval of the Offer Document by BaFin.

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2.5
The time period for the acceptance of the Offer (Annahmefrist) pursuant to Section 16 para. 1 Takeover Act shall, without prejudice to the provisions of Section 16 para. 3, 21 para. 5 and 22 para. 2 Takeover Act, not exceed 6 weeks ("Acceptance Period") The further acceptance period (weitere Annahmefrist) shall be two weeks in accordance with Section 16 para. 2 Takeover Act.

2.6	The Offer will solely (ausschließlich) be made subject to the following conditions precedent (aufschiebende Bedingungen):

2.6.1
the merger control clearances under the applicable merger control rules of Germany and the United States of America shall have been obtained or shall be deemed to have been obtained, e.g. because of the lapse of waiting periods or because of jurisdiction has been declined ("Antitrust Clearance");

2.6.2	the Company has not breached any of the covenants listed in Section 3.1;

2.6.3
from the date of this Business Combination Agreement until the time of expiration of the Acceptance Period, no defensive measures within the scope of Section 33 Takeover Act have been taken by the Company, including for the avoidance of doubt, the convening of any general meeting of the Company in connection with the Offer;

2.6.4	confirmation by the Company's management board, on the second banking day preceding the day on which the Acceptance Period expires, according to which

(a)	insolvency or similar proceedings have not been commenced or filed for in respect of the Company or any of its Affiliates; and

(b)	the management board is not aware of any such filings by a third party in respect of the Company or any of its Affiliates;

2.6.5
until the second banking day preceding the day on which the Acceptance Period expires, the Company has not published a notice pursuant to Section 15 WpHG or events have occurred which would require, for the avoidance of doubt ignoring the fact that the Offer is outstanding and influences the share price and the possibility to make use of the exemption pursuant to Section 15 para. 3 WpHG the Company to publish such a notice to the effect that the supply of icatibant by Bachem AG or of pre-filled syringes by-Rentschler Biotechnologie GmbH is expected to be suspended for more than six months.

2.6.6	(i) icatibant has received marketing authorization from the European Medicines Agency (EMEA) Commission consistent in all material respects with the

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summary of product characteristics, including for the avoidance of doubt the identical indication set forth in Exhibit 2.6.6, (ii) the approved product label for icatibant has remained consistent in all material respects with the summary of product characteristics set forth in Exhibit 2.6.6 and (iii) the marketing approval for icatibant has not been withdrawn or suspended.

Section 2.6.1 through 2.6.6 each a "Condition Precedent" and collectively the "Conditions Precedent".

2.7
The Offer shall provide for a clause stipulating that the Offer fails if the Antitrust Clearance has not been obtained pursuant to Section 2.6.1 within one (1) month after lapse of the Further Acceptance Period or such longer period required by BaFin.

2.8	The Bidder shall have the right to waive non-compliance with any or all of the conditions precedent other than the Condition Precedent with respect to Antitrust Clearance.

2.9
The Bidder may, to the extent required by BaFin for the approval of the Offer Document, deviate from the offer process as described in Sections 1 and 2, excluding, for the avoidance of doubt, any deviation regarding the Offer Consideration.

2.10
The Parties agree that as far as insider information has been disclosed to the Bidder prior to the signing of this Business Combination Agreement or prior to publication of the Offer Document, the Company shall publish such insider information immediately after the signing of this Business Combination Agreement and prior to the subscription of New Company Shares in the Pipe Capital Increase or prior to the publication of the Offer Document if legally required to launch the Offer, as the case may be. The Company affirms that until the date of signing of this Business Combination Agreement, the Company presently does not make use of any exemptions from the obligation to make an ad hoc-announcement pursuant to section 15 para 3 WpHG, except for (i) any agreements between the Bidder and the Company or in relation to and including, the Offer, (ii) negotiations with Selected Bidders regarding a possible transaction, (iii) the plan to conduct a rights issue and (iv) the plan to obtain a royalty secured financing, such exemptions will become moot upon Announcement because the contemplated projects come to an end.

3	Recommendation of the Offer by the Company

3.1
After execution of this Business Combination Agreement and until the earlier of (i) the expiration of the extended acceptance period (weitere Annahmefrist) pursuant to Section 16 para. 2 Takeover Act, if any, or (ii) the termination or withdrawal of the Offer (Scheitern des Angebots), the Company shall to the extent permissible by applicable law

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not engage in any actions which are capable of preventing the success of the Offer, in particular the Company shall, to the extent permissible by applicable law, not

3.1.1	solicit directly or indirectly for competing offers (konkurrierende Angebote); or

3.1.2
provide third parties, for the avoidance of doubt including Selected Bidders, which are considering a competing offer (konkurrierendes Angebot) with confidential information or to grant access to confidential information including but not limited to the data room of the Company; or

3.1.3
subject to Section 9 below and with the exception for (i) the issuance of shares out of conditional capital on grounds of the exercise of stock options, (ii) the filing with, and registration in, the commercial register (Handelsregister) of the shareholders' resolutions adopted by the shareholders' meeting on 26 June 2008 and (iii) the domination and profit transfer agreements (Beherrschungs- und Gewinnabführungsvertrag) concluded with Jerini Ophthalmic Holding GmbH and Jerini Beteiligungen GmbH on 09 May 2008 and approved by the Company's shareholders meeting on 26 June 2008, increase or reduce the Share Capital (including increases of the conditional capital (bedingtes Kapital) and/or authorized capital (genehmigtes Kapital), if any) or repurchase or redeem (einziehen) any of the Company Shares, issue any bonds (Schuldverschreibungen), including, without limitation, bonds, providing for conversion rights (Wandlungsrechte) or subscription rights (Bezugsrechte) or option rights (Optionsrechte); enter into any enterprise agreements (Unternehmensverträge) involving the Company as the controlled entity; or

3.1.4	enter into any collaboration, licensing or partnership, joint venture or similar agreement or arrangement with any third party regarding icatibant or any other of the Jerini's drug candidates; or

3.1.5	save as provided in Section 3.2, sell any material assets of the Company or its subsidiaries, including intellectual property rights; or

3.1.6	enter into any financing agreements; or

3.1.7	take defensive measures within the scope of Section 33 Takeover Act, including for the avoidance of doubt, the convening of any general meeting of the Company in connection with the Offer.

3.2
After the execution of this Business Combination Agreement the Company shall operate its business in the ordinary course of business in accordance with past practice, the approved business plan and budget, unless otherwise provided for in this Business

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Combination Agreement. For the avoidance of doubt, nothing in this Business Combination Agreement shall prevent the Company from paying pre-agreed boni, including transaction boni, to employees or promote employees in the ordinary course of business, the current total bonus pool, planned promotions and related salary increases are set forth in Exhibit 3.2.

3.3
The Company may sell JPT Peptide Technologies GmbH and its subsidiary ("JPT")  provided that any sale shall be in close cooperation and consultation with the Bidder and its advisors. To the extent reasonably practicable, the Company agrees to consult with the Bidder in advance of any meeting with, or agreeing to any document with a potential buyer of JPT and to give the Bidder the opportunity to attend those meetings, and to review and comment upon any such document.

3.4
The Management Board shall in its statement required pursuant to Section 27 Takeover Act confirm, to the extent permissible under applicable law, that in its opinion (i) the Offer is in the best interest of the Company, and (ii) the Offer Consideration is fair and reasonable, and that, therefore, the Management Board (x) supports the Offer to the extent permissible by applicable law and (y) recommends the shareholders of the Company to accept the Offer, each of (i) and (ii) subject to

3.4.1	the Offer being launched on financial terms and with conditions precedent no less favorable to the Company and to the Company's shareholders than set out in this Business Combination Agreement;

3.4.2	the intentions of the Bidder as set forth in the Offer Documents do not materially deviate from the agreements pursuant to this Business Combination Agreement;

3.4.3	no Better Offer (as defined in Section 3.5 below) having been launched ;

3.4.4
no other circumstances are existing that would cause the Management Board to violate its duties under applicable law, in particular, its fiduciary duties and obligations under German law, including the duty of care and loyalty pursuant to Section 93 of the German Stock Corporation Act (Aktiengesetz, AktG – "Stock Corporation Act") by supporting and recommending the Offer.

3.5
If a third party launches a competing offer (konkurrierendes Angebot) pursuant to Section 22 para. 1 Takeover Act with respect to the Company ("Competing Offer"), the Management Board shall not recommend such Competing Offer to the Company's shareholders, unless the Management Board in its reasonable judgment determines that such Competing Offer is more favorable to the shareholders of the Company than the Offer (in particular the Competing Offer may be judged a more favorable offer if it offers a

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consideration (Gegenleistung) exceeding the Total Offer Consideration but provides for the same or fewer conditions precedent (aufschiebende Bedingungen)) after thorough consideration of all facts and impacts and diligent and comprehensive discussions with the Bidder ("Better Offer"). The Management Board shall without undue delay (ohne schuldhaftes Zögern) inform the Bidder in writing if it has determined a Competing Offer to be a Better Offer. If the Bidder, within seven Business Days after having received such written notice from the Management Board, amends the Offer in accordance with Section 21 Takeover Act in a way that the Management Board, in its reasonable judgment, determines that the Competing Offer is no longer a Better Offer, then the Management Board will re-affirm its recommendation of the Offer by way of public announcement to the extent permissible by applicable law. If the Bidder fails to amend the Offer in accordance with Section 21 Takeover Act, the Management Board may at its sole discretion support and recommend the Better Offer.

3.6
If one of the Selected Bidders launches a Competing Offer, the Management Board, to the extent permissible under applicable law, shall not recommend such Competing Offer to the Company's shareholders; if however, the Management Board considers a Competing Offer to be a Better Offer, the provisions in Section 3.5 shall apply accordingly. The Company shall upon request by the Bidder disclose whether a Competing Offer has been launched by a Selected Bidder.

4	Stock Options

The Bidder herewith undertakes towards the Company, and to the benefit of each holder of Stock Options (Section 328 para. 1 of the German Civil Code), that, upon request of the Company (which the Bidder undertakes not to prevent and undertakes to procure that it not be prevented by Supervisory Board Members appointed by the Bidder), it shall offer to each holder of Stock Options to pay a cash compensation for each Stock Option which has not been forfeited or terminated, irrespective of whether it has vested or the waiting period has expired,  equal to the Total Offer Consideration less the respective strike price of the Stock Option as determined in accordance with the respective Stock Option Plan ("Stock Option Consideration"), subject to the only conditions that (i) the respective holder of Stock Options waives the Stock Options to the benefit of the Company (Section 328 para. 1 of the German Civil Code), such waiver becoming effective upon receipt of the Stock Option Consideration by the respective holder of Stock Options and (ii) the Completion of the Offer occurs, it being understood that the holders of Stock Options shall not be obliged to accept such offer and (iii) the number of Stock Options does not exceed 3,374,169 on the date of this Business Combination Agreement as listed in Exhibit 4 attached hereto. The Company undertakes not to grant any additional stock options after execution of this Business Combination Agreement by both Parties.

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5	Financing of the Offer

Bidder hereby expressly confirms that he has at his disposal the means necessary to buy all Company Shares not held by it at the Offer at the time when the Offer becomes due and payable (fällig) and that a bank will issue the financing confirmation as required by Section 13 of the Takeover Act.

6	Merger Control Proceedings and Regulatory Requirements

6.1
The Bidder shall be responsible for obtaining the Antitrust Clearance and shall take all reasonable actions necessary to prepare and to make the filings for the Antitrust Clearance and to furnish all information reasonably required in connection therewith without undue delay (ohne schuldhaftes Zögern) after publication of the Offer pursuant to Section 10 Takeover Act. To the extent legally required, the Bidder shall make any such filings on behalf of all parties involved (except to the extent not permitted under applicable law). Any such filing shall require the prior consultation with the Company. The Company undertakes to co-operate with Bidder in providing all reasonably required information and to assist in any such filings and the Antitrust Clearance proceedings and the Company will make all necessary company filings in the United States within the statutory time frames.

6.2	The Bidder and the Company shall be obliged to make all filings with BaFin necessary to consummate the Offer within the statutory periods of time.

6.3
In order to obtain all requisite governmental, regulatory or other necessary clearances or approvals for the Completion of the Offer and the completion of the transactions contemplated by this Business Combination Agreement, the Bidder and the Company shall (i) reasonably co-operate in all respects with each other in preparation of any filing or notification and in connection with any submission, investigation or inquiry, (ii) supply to any competent authority without undue delay (ohne schuldhaftes Zögern) any additional information requested pursuant to any applicable laws and take all other reasonable procedural actions required in order to obtain any necessary approval or clearance and to cause any applicable waiting periods to commence and expire, (iii) provide each other with copies of any substantial written communication (or keep each other promptly informed of any substantial oral communication) in connection with any proceedings without undue delay (ohne schuldhaftes Zögern), (iv) contact any competent authority only after consultation with the respective other Party, and (v) inform each other in advance in writing without undue delay (ohne schuldhaftes Zögern) of the time and place of any meetings and conferences with the competent authorities and give each other and their respective advisors the opportunity to participate in all such meetings or conferences.

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7	Business Strategy and Corporate Governance Structure of Combined Group

7.1	Corporate Governance Structure of Jerini after Completion of the Offer

7.1.1
The Company shall remain in existence as a separate legal entity with its corporate seat in Berlin and shall continue to exist as an operating company until a squeeze-out of the remaining shareholders.

7.1.2	The Company shall use its best reasonable efforts that

(a)	the Supervisory Board members as identified in Exhibit 7.1.2(a) attached hereto upon the date the Bidder acquires more than 50% of the Share Capital and

(b)	the Supervisory Board members as identified in Exhibit 7.1.2(b) attached hereto upon the date of Completion of the Offer shall (i) resign with effect as of the earliest respectively legally possible withdrawal date, and (ii) the Management Board of the Company shall use its best efforts to appoint Supervisory Board members as recommended by the Bidder as the new majority shareholder.

7.1.3
Following acquisition of more than 50% of the share capital of the Company by the Bidder the members of the Management Board intend to terminate their respective service agreements  pursuant to Section 3 para 3 of the respective service agreement with effect as from the next possible termination date. The Bidder shall procure to the extent legally permitted that the Company accepts such termination and complies with the terms of the service agreements on termination, in particular, that the Company pays the compensation payable pursuant to Section 3 para 4 of the respective service agreement. The Bidder shall not, and the Bidder shall procure that neither any of its Affiliates nor the Company, make use of the right to avoid termination pursuant to Section 3 para. 3 second sentence of the respective service agreement.

7.2	Business Strategy for Jerini after Completion of the Offer

To the extent legally permitted and subject to the rights and duties of their corporate bodies, following the Completion of the Offer the Bidder and the Company shall take all steps necessary to implement the following strategy for Jerini:

7.2.1	icatibant as treatment for HAE shall be marketed in Europe. The Bidder and its parent shall support reasonable efforts undertaken by the Company to achieve

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marketing approval of icatibant as treatment for HAE in the United States and to commercialize icatibant in the United States.

7.2.2
Following Completion of the Offer, the Bidder and Company shall conduct a review of the assets and programs of the Company not directly or indirectly related to icatibant ("Non-Icatibant Assets"). This review will determine first whether, and if so, how the Non-Icatibant Assets are to be integrated into the Bidder’s strategy and structure. For those Non-Icatibant Assets deemed strategic following the review, an appropriate support and integration plan will be determined. For those Non-Icatibant Assets deemed non-strategic, the Company will seek to divest, partner or otherwise deal with such assets. The Company will consider in good faith any reasonable, fair market offers, including any offers from the Management of the Company , to acquire, partner or otherwise deal with the non-strategic Non-Icatibant Assets, or any part of such assets. For purposes of clarity, nothing in this Business Combination Agreement shall obligate the Company or the Bidder to sell, dispose, partner or otherwise deal with the strategic or non-strategic Non-Icatibant Assets, or any part of them, with the current Management of the Company or any other third party and such sale, disposal, partnering or other dealing shall, at all times, be at the sole discretion of the Company.

7.3
Following Completion of the Offer, and in conjunction with the process of Section 7.2.2, Bidder and Company shall determine a plan for each of the Company's employees. Employees will be treated fairly and informed of any plans in a timely manner. To the extent Non-Icatibant Assets are divested or partnered, Bidder and Company will make reasonable efforts to enable employees working with those Non-Icatibant Assets to transfer to the acquiring or partnering entity, while complying with all relevant legislation. To the extent that Non-Icatibant Assets are discontinued or it is not possible for employees to transfer as part of any divestment or partnership, the Company shall provide employees associated with those programs reasonable notice periods and severance agreements which shall provide for a severance of one (1) month salary for each year of employment of the respective employee with the Company, but at least an amount equal to the salary for six months.

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8	Intentions of the Bidder regarding possible Structural Measures

8.1
If and when the Bidder holds at least 95% of the Share Capital, the Bidder will consider, at its sole discretion, a mandatory buy-out of the remaining shareholders by way of a squeeze-out pursuant to Sections 327a et seq. of the Stock Corporation Act or by applying for a court order in accordance with Sections 39a et seq. of the Takeover Act (Squeeze Out).

8.2
The Bidder will consider at its discretion if and when to enter into a domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Ergebnisabführungsvertrag) pursuant to Sections 291 et seq. of the Stock Corporation Act with the Company as controlled company. The Company shall support the Bidder in implementing such agreement.

8.3	The Parties agree that any of the measures described in this Section 8 will be taken in accordance with the requirements of applicable law.

9	Pipe Investment

9.1
On the date of this Business Combination Agreement the Company shall adopt a resolution to issue 5,229,747 New Company Shares out of the Authorized Capital 2005/II without pre-emption rights ("Pipe New Company Shares") and offer such Pipe New Company Shares for subscription to the Bidder at a subscription price of EUR 4.00 in cash ("Issue Price"). Bidder and its Affiliates hereby affirm and guarantee that neither of them holds title to any shares in the Company at the date of this Business Combination Agreement. The proceeds from the capital increase shall fund the operations of the Company until the Completion of the Offer ("Pipe Capital Increase").

9.2
Immediately following the adoption of the resolutions necessary to implement the Pipe Capital Increase, the Bidder shall subscribe the Pipe New Company Shares at the Issue Price and pay the total Issue Price in cash and in full into the capital increase account of the Company. This obligation of the Bidder to subscribe the New Company Shares and the subscription itself shall lapse if the Pipe Capital Increase has not been registered with the commercial register by the end of 31 December 2008.

9.3
The Pipe Capital Increase shall be registered as quickly as practically possible after subscription of the Pipe New Company Shares and payment of the total Issue Price by the Bidder. The Pipe New Company Shares shall be admitted to trading on the Regulated Market Segment of the Frankfurt Stock Exchange in the Prime Standard Segment.

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9.4	The Pipe Capital Increase shall be published together with the Announcement pursuant to Section 1.1.

10	Term, Termination

10.1	This Business Combination Agreement shall continue to be in full force and effect for a period of three (3) years commencing upon the execution of this Business Combination Agreement.

10.2	This Business Combination Agreement may only be terminated

10.2.1	by mutual written consent of the Parties;

10.2.2	by the Company if

(a)
the Bidder has not published the Offer Document (i) by 22 August 2008 or (ii), if the Bidder has submitted the Offer Document to BaFin for approval prior to 08 August 2008, within three Business Days following the approval by BaFin; or

(b)	the consideration (Gegenleistung) offered in the Offer is lower than the Offer Consideration stipulated in Section 2.2; or

(c)
the Conditions Precedent as set forth in Section 2.6 above have been changed or amended (it being understood that editorial changes (redaktionelle Änderungen) or changes or amendments mutually agreed upon by the Parties shall be permissible) in the Offer or new condition precedents have been added, it being understood that this shall not apply if (i) changes or amendments have been requested or recommended by BaFin or other public authorities, if any, or (ii) Offer Conditions have been waived; or

(d)	the intentions of the Bidder as set forth in the Offer Documents materially deviate from the agreements pursuant to this Business Combination Agreement; or

(e)
a Better Offer is launched and published pursuant to Section 14.2 para. 2 sentence 1 Takeover Act by a third party and the Bidder fails to modify the Offer in accordance with Section 3.5 so as to match or surpass the terms of the Better Offer; or

(f)	the Bidder has not signed the subscription certificate regarding the Pipe Capital Increase and/or has not paid the aggregate Issue Price in the capital

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increase account specified by the Company by 11 July 2008 in accordance with the terms agreed in this Business Combination Agreement, provided that the Company adopted all resolutions and took any action necessary to effect the Pipe Capital Increase.

(g)	the Bidder has not submitted the offer to holders of Stock Options pursuant to Section 4 above within one month after Completion of the Offer at the latest.

10.2.3	By the Bidder, if

(a)	a third party launches a Better Offer; or

(b)	any of the Conditions Precedent as provided for in Section 2.6 becomes incapable of being satisfied and the Bidder decides not to waive the requirement of satisfaction of such condition.

(c)	the Management Board does not recommend the Offer and breaches thereby its obligations under Section 3.

10.3
Any termination must be notified to the other Party in writing and must be made within five (5) Business Days after the terminating Party becoming aware of the event giving rise to the termination right. In the event of termination of this Business Combination Agreement this Business Combination Agreement, shall have no further effect with the exception of Sections 11.2, 11.3, 11.4, 11.5, 11.7, 11.8, 11.9, 11.11, 11.12.

11	Miscellaneous

11.1	General Cooperation

11.1.1
Without prejudicing any of the foregoing the Parties shall exercise reasonable commercial efforts to complete the transactions contemplated by this Business Combination Agreement and shall, in particular, to the extent reasonable necessary to so complete such transactions (i) conclude all further agreements, and (ii) exchange all information.

11.1.2
The Company shall inform the Bidder without undue delay (ohne schuldhaftes Zögern) about any facts, actions and/or intentions which may be relevant for the Bidder when considering the Offer, including, but not limited to, information (i) relevant for satisfaction or triggering of, any of the Conditions Precedent, (ii) about recent developments, (iii) relevant for the purpose of integration planning, or (iv) about regulatory or other material business issues of the Company, it being

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understood that, for the avoidance of doubt, any breach of Company's obligation under this Section 11.1.2 shall not entitle Bidder to terminate this Business Combination Agreement.

11.2	Notices

All notices and other communications hereunder shall be made in writing in the English language and delivered by hand, by registered mail, courier or by telefax (provided that the telecopy is promptly confirmed in writing) to the persons at the addresses set forth below, or such other person or address as may be designated by the respective Party to the other Party in the future in writing:

If to the Bidder, to:

Maia Elfte Vermögensverwaltungs-GmbH
(zukünftig: Shire Deutschland Investments GmbH)
Mainzer Landstr. 46
60235 Frankfurt am Main
Germany
Fax +44 (0) 1256 894 710

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with a copy to:

Shire Limited
Attn.: General Counsel
Hampshire International Business Park
Basingstoke
RG24 8EP
Fax: +44 1256 894710

If to the Company, to:

Jerini AG
Attn.: Berndt A. Modig
Invalidenstraße 115
10115 Berlin
Germany
Fax: +49 (0) 30 97893-599

with a copy to:

Hengeler Mueller
Attn.: Dr. Achim Herfs
Leopoldstrasse 8-10
D-80802 Munich
Germany
Fax: +49 (0) 89 383388-333

11.3	Confidentiality; Public Announcements

11.3.1
The Parties agree to keep the content of this Business Combination Agreement and any information in connection with the transaction confidential to the extent and as long as such content has not been made public in connection with the Offer, e.g. as part of the Announcement or the Offer Document.

11.3.2
The NDA shall remain in full force and effect in accordance with its terms. Consent of the Company according to Section 13 of the NDA is hereby granted in relation to any acquisitions (or agreements on acquisitions) of Company Shares made by (or entered into) by the Bidder and/or any of its Affiliates.

11.3.3
Except as required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange, neither Party will issue a press release or any other public statement with respect to the transactions

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contemplated by this Business Combination Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld.

11.4
In this Business Combination Agreement "Affiliates" shall mean any individual persons or legal entities who or which are affiliated (verbundene Unternehmen) within the meaning of Section 15 Stock Corporation Act.

11.5	Fees and Expenses

Each Party shall bear all fees and expenses it incurs in connection with this Business Combination Agreement and the transactions contemplated herein, whether or not the transactions contemplated hereunder are consummated. For the avoidance of doubt, the cost for the preparation and filing of the Offer Document and obtaining Antitrust Clearance shall be borne by Bidder except for the cost of the Company's advisors who review these filings.

11.6	Third Party Beneficiaries

This Business Combination Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties, unless set forth otherwise in this Business Combination Agreement.

11.7	Assignment

No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Business Combination Agreement without the prior written consent of the other Party, except that Bidder may assign its rights or claims hereunder to its Affiliates.

11.8	Entire Agreement

This Business Combination Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter hereof, it being understood that this does not apply to the NDA as well as written agreements entered into simultaneously with this Business Combination Agreement.

11.9	Interpretation, Amendments and Waivers

In this Business Combination Agreement the headings are inserted for convenience only and shall not affect the interpretation of this Business Combination Agreement; where a German term has been inserted in quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation

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of the relevant English term in this Business Combination Agreement. The terms "including" and "in particular" shall always mean "including, without limitation" and "in particular, with-out limitation", respectively. Any changes or amendments to any provision of this Business Combination Agreement (including this Section 11.9) must be made in writing by the Parties or in any other legally required form, if so required and must explicitly refer to this Business Combination Agreement.

11.10	"Business Days" shall be the banking days (Bankarbeitstage) prevailing in Berlin, excluding, for the avoidance of doubt, Saturdays.

11.11	Governing Law; Jurisdiction

This Business Combination Agreement shall exclusively be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany (excluding conflict of laws). Any dispute arising under or in connection with this Business Combination Agreement (including any disputes in connection with its validity), shall be exclusively settled in the courts of Berlin.

11.12	Severability

Should any provision of this Business Combination Agreement, or any provision incorporated into this Business Combination Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Business Combination Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Business Combination Agreement; in this case, a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Business Combination Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Business Combination Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

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03 July 2008

for and on behalf of Jerini AG

Prof. Dr. Jens Schneider-Mergener (Vorstandsvorsitzender)	Berndt A. Modig (Mitglied des Vorstands)

03 July 2008

For and on behalf of Maia Elfte Vermögensverwaltungs-GmbH

Omitted Schedules*

Exhibit L	Commercialization Services Agreement
Exhibit 1.2	Press Releases pursuant to Section 1.2 of the Business Combination Agreement
Exhibit 2.2.6	Summary of Icatibant Product Characteristics pursuant to Section 2.2.6 of the Business Combination Agreement
Exhibit 3.2	Boni Payments / Employee Promotion pursuant to Section 3.2 of the Business Combination Agreement
Exhibit 4	Stock Options pursuant to Section 4 of the Business Combination Agreement
Exhibit 7.1.2(a)	Supervisory Board members pursuant to Section 7.1.2(a) of the Business Combination Agreement
Exhibit 7.1.2(b)	Supervisory Board members pursuant to Section 7.1.2(b) of the Business Combination Agreement

*Shire will furnish supplementally a copy of any omitted schedule to the SEC upon request.